SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                            AmeriVest Properties Inc.
             ------------------------------------------------------
                                (Name of Issuer)


                    Common Stock, par value $0.001 per share
             ------------------------------------------------------
                         (Title of Class of Securities)


                                    03071L101
             ------------------------------------------------------
                                 (CUSIP NUMBER)


                                  June 22, 2006
             ------------------------------------------------------
             (Date of event which requires filing of this statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

[ ]  Rule 13d-1(b)

[X]  Rule 13d-1(c)

[ ]  Rule 13d-1(d)

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the notes).

                               Page 1 of 17 Pages

CUSIP No. 03071L101                   13G                    Page 2 of 17 Pages


--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            D.B. Zwirn & Co., L.P. 20-0597442
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,286,490
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,286,490
--------------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY
             OWNED BY EACH REPORTING PERSON
             1,286,490
--------------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                           [ ]
--------------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             5.33%
--------------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
             PN
--------------------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 03071L101                   13G                    Page 3 of 17 Pages


--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            HCM/Z Special Opportunities LLC
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    45,757
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    45,757
--------------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             45,757
--------------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                           [ ]
--------------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             0.19%
--------------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
             OO
--------------------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 03071L101                   13G                    Page 4 of 17 Pages


--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            The Coast Fund L.P.
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    65,983
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    65,983
--------------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             65,983
--------------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                           [ ]
--------------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             0.27%
--------------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
             PN
--------------------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 03071L101                   13G                    Page 5 of 17 Pages


--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            D.B. Zwirn Special Opportunities Fund, Ltd.
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    736,604
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    736,604
--------------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             736,604
--------------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                           [ ]
--------------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             3.05%
--------------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
             CO
--------------------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 03071L101                   13G                    Page 6 of 17 Pages


--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            D.B. Zwirn Special Opportunities Fund, L.P. 73-1637217
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    409,083
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    409,083
--------------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             409,083
--------------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN
             SHARES **
                                                                           [ ]
--------------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             1.70
--------------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
             PN
--------------------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 03071L101                   13G                    Page 7 of 17 Pages


--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            D.B. Zwirn Special Opportunities Fund (TE), L.P.    20-0024165
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    29,063
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    29,063
--------------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             29,063
--------------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                           [ ]
--------------------------------------------------------------------------------
     (11)    PERCENT OF CLASS
             REPRESENTED BY AMOUNT IN ROW (9)
             0.12%
--------------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
             PN
--------------------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 03071L101                   13G                    Page 8 of 17 Pages


--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            DBZ GP, LLC             42-1657316
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,286,490
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,286,490
--------------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             1,286,490
--------------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN
             SHARES **
                                                                           [ ]
--------------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             5.33%
--------------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
             OO
--------------------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 03071L101                   13G                    Page 9 of 17 Pages


--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Zwirn Holdings, LLC             30-0080444
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,286,490
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,286,490
--------------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             1,286,490
--------------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                           [ ]
--------------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             5.33%
--------------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
             OO
--------------------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 03071L101                   13G                    Page 10 of 17 Pages


--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Daniel B. Zwirn
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,286,490
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,286,490
--------------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             1,286,490
--------------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                           [ ]
--------------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             5.33%
--------------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
             IN
--------------------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 03071L101                   13G                    Page 11 of 17 Pages


Item 1.

(a)  Name of Issuer

            AmeriVest Properties Inc. (the "Issuer")

(b) Address of Issuer's Principal Executive Offices:

            1780 S. Bellaire Street, Suite 100 Denver,
            Colorado 80222

Item 2(a).  Name of Person Filing
Item 2(b).  Address of Principal Business Office
Item 2(c).  Citizenship

            D.B. Zwirn & Co, L.P.
            745 Fifth Avenue, 18th Floor
            New York, NY 10151
            Citizenship:   Delaware

            HCM/Z Special Opportunities LLC
            P.O. Box 30554
            Seven Mile Beach
            Grand Cayman, Cayman Islands
            British West Indies
            Citizenship:   Cayman Islands, British West Indies

            D.B. Zwirn Special Opportunities Fund, L.P.
            c/o D.B. Zwirn & Co., L.P.
            745 Fifth Avenue, 18th Floor
            New York, NY 10151
            Citizenship:   Delaware

            D.B. Zwirn Special Opportunities Fund (TE), L.P.
            c/o D.B. Zwirn & Co., L.P.
            745 Fifth Avenue, 18th Floor
            New York, NY 10151
            Citizenship:   Delaware

            D.B. Zwirn Special Opportunities Fund, Ltd.
            c/o Goldman Sachs (Cayman) Trust, Limited
            P.O. Box 896
            George Town
            Harbour Centre, 2nd Floor
            Grand Cayman, Cayman Islands
            British West Indies
            Citizenship:   Cayman Islands, British West Indies

            The Coast Fund L.P.
            c/o Coast Asset Management, LLC
            2450 Colorado Avenue
            Suite 100, East Tower
            Santa Monica, CA 90404
            Citizenship:  Cayman Islands, British West Indies

            DBZ GP, LLC
            c/o D.B. Zwirn & Co., L.P.
            745 Fifth Avenue, 18th Floor

CUSIP No. 03071L101                   13G                    Page 12 of 17 Pages


            New York, NY 10151
            Citizenship:   Delaware

            Zwirn Holdings, LLC
            c/o D.B. Zwirn & Co., L.P.
            745 Fifth Avenue, 18th Floor
            New York, NY 10151
            Citizenship:   Delaware

            Daniel B. Zwirn
            c/o D.B. Zwirn & Co., L.P.
            745 Fifth Avenue, 18th Floor
            New York, NY 10151
            Citizenship:   United States

(d)  Title of Class of Securities

     Common Shares, par value $0.001 per share ("Shares")


(e)  CUSIP Number

     03071L101

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

(a) [ ] Broker or dealer registered under Section 15 of the Act (15 U.S.C.
        78o).

(b) [ ] Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c).

(c) [ ] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

(d) [ ] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e) [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);


(f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

(g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

(h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box. [x]

Item 4.     Ownership

CUSIP No. 03071L101                   13G                    Page 13 of 17 Pages


(a)  Amount Beneficially Owned

     As of the date of this filing, D.B. Zwirn & Co., L.P., DBZ GP, LLC, Zwirn Holdings, LLC, and Daniel B. Zwirn may each be deemed the beneficial owner of
(i) 409,083 Shares owned by D.B. Zwirn Special Opportunities Fund, L.P., (ii) 736,604 Shares owned by D.B. Zwirn Special Opportunities Fund, Ltd., (iii) 45,757 Shares owned by HCM/Z Special Opportunities LLC, (iv) 29,063 Shares owned by D.B. Zwirn Special Opportunities Fund (TE), L.P. and (v) 65,983 Shares owned by The Coast Fund L.P.

            D.B. Zwirn & Co., L.P. is the manager of each of D.B. Zwirn Special Opportunities Fund, L.P., D.B. Zwirn Special Opportunities Fund, Ltd., HCM/Z Special Opportunities LLC, D.B. Zwirn Special Opportunities Fund (TE), L.P.; and The Coast Fund L.P., and consequently has voting control and investment discretion over the securities held by each of D.B. Zwirn Special Opportunities Fund, L.P., D.B. Zwirn Special Opportunities Fund, Ltd., HCM/Z Special Opportunities LLC, D.B. Zwirn Special Opportunities Fund (TE), L.P. and The Coast Fund L.P. Daniel B. Zwirn is the managing member of and thereby controls Zwirn Holdings, LLC, which in turn is the managing member of and thereby controls DBZ GP, LLC, which in turn is the general partner of and thereby controls D.B. Zwirn & Co., L.P. The foregoing should not be construed in and of itself as an admission by any Reporting Person as to beneficial ownership of shares of Common Stock owned by another Reporting Person. In addition, each of D.B. Zwirn & Co., L.P., DBZ GP, LLC, Zwirn Holdings, LLC, and Daniel B. Zwirn disclaims beneficial ownership of shares of Common Stock owned respectively by D.B. Zwirn Special Opportunities Fund, L.P., D.B. Zwirn Special Opportunities Fund, Ltd., HCM/Z Special Opportunities LLC, D.B. Zwirn Special Opportunities Fund (TE), L.P. and The Coast Fund L.P.

(b)  Percent of Class

     Based upon the Issuer's quarterly report on form 10-Q filed on May 10, 2006, there were 24,128,206 Shares outstanding as of April 30, 2006. Therefore,
(i) D.B. Zwirn Special Opportunities Fund, L.P. owns approximately 1.70% of the outstanding Shares, (ii) D.B. Zwirn Special Opportunities Fund, Ltd. owns approximately 3.05% of the outstanding Shares, (iii) HCM/Z Special Opportunities LLC owns approximately 0.19% of the outstanding Shares, (iv) D.B. Zwirn Special Opportunities Fund (TE), L.P. owns approximately 0.12% of the outstanding Shares, (v) The Coast Fund L.P. owns approximately 0.27% of the outstanding Shares and (vi) each of D.B. Zwirn & Co., L.P., DBZ GP, LLC, Zwirn Holdings, LLC, and Daniel B. Zwirn may be deemed to beneficially own 5.33% of the outstanding Shares. The foregoing should not be construed in and of itself as an admission by any Reporting Person as to beneficial ownership of shares of Common Stock owned by another Reporting Person.

(c)  Number of shares as to which such person has:

     (i)  Sole power to vote or to direct the vote:

          See Item 4(a)

     (ii) Shared power to vote or to direct the vote

          See Item 4(a)

    (iii) Sole power to dispose or to direct the disposition of

          See Item 4(a)

CUSIP No. 03071L101                   13G                    Page 14 of 17 Pages


     (iv) Shared power to dispose or to direct the disposition of

          See Item 4(a)

Item 5. Ownership of Five Percent or Less of a Class

          Not applicable.

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

          Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

          Not applicable.

Item 8. Identification and Classification of Members of the Group

          See Exhibit I.

Item 9. Notice of Dissolution of Group

          Not applicable

Item 10. Certification

By signing below each of the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Exhibits:

Exhibit I: Joint Filing Agreement, dated as of June 30, 2006, by and among D.B. Zwirn Special Opportunities Fund, L.P., D.B. Zwirn Special Opportunities Fund, Ltd., HCM/Z Special Opportunities LLC, D.B. Zwirn Special Opportunities Fund
(TE), L.P., The Coast Fund L.P., D.B. Zwirn & Co., L.P., DBZ GP, LLC, Zwirn Holdings, LLC, and Daniel B. Zwirn

CUSIP No. 03071L101                   13G                    Page 15 of 17 Pages


                                    SIGNATURE

After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information with respect to it set forth in this statement is true, complete, and correct.

Dated: June 30, 2006

D.B. ZWIRN SPECIAL OPPORTUNITIES           D.B. ZWIRN SPECIAL OPPORTUNITIES
FUND, L.P.                                 FUND, LTD.
By: D.B. Zwirn & Co., L.P.                 By: D.B. Zwirn & Co., L.P.
By: DBZ GP, LLC,                           By: DBZ GP, LLC,
    its General Partner                        its General Partner
By: Zwirn Holdings, LLC,                   By: Zwirn Holdings, LLC,
    its Managing Member                        its Managing Member

By: /s/ Daniel B. Zwirn                    By: /s/ Daniel B. Zwirn
    ---------------------------------          ---------------------------------
Name:  Daniel B. Zwirn                     Name:  Daniel B. Zwirn
Title: Managing Member                     Title: Managing Member

HCM/Z SPECIAL OPPORTUNITIES LLC            D.B. ZWIRN SPECIAL OPPORTUNITIES FUND
By: D.B. Zwirn & Co., L.P.                  (TE), L.P.
By: DBZ GP, LLC,                           By: D.B. Zwirn & Co., L.P.
    its General Partner                    By: DBZ GP, LLC,
By: Zwirn Holdings, LLC,                       its General Partner
    its Managing Member                    By: Zwirn Holdings, LLC,
                                               its Managing Member
By: /s/ Daniel B. Zwirn
    ---------------------------------      By: /s/ Daniel B. Zwirn
Name:  Daniel B. Zwirn                         ---------------------------------
Title: Managing Member                     Name:  Daniel B. Zwirn
                                           Title: Managing Member

THE COAST FUND, L.P.                       D.B. ZWIRN & CO., L.P.
By: D.B. Zwirn & Co., L.P.                 By: DBZ GP, LLC,
By: DBZ GP, LLC,                               its General Partner
    its General Partner                    By: Zwirn Holdings, LLC,
By: Zwirn Holdings, LLC,                       its Managing Member
    its Managing Member
                                           By: /s/ Daniel B. Zwirn
By: /s/ Daniel B. Zwirn                        ---------------------------------
    --------------------------------       Name:  Daniel B. Zwirn
Name:  Daniel B. Zwirn                     Title: Managing Member
Title: Managing Member

DBZ GP, LLC                                ZWIRN HOLDINGS, LLC
By: Zwirn Holdings, LLC,
    its Managing Member                    By: /s/ Daniel B. Zwirn
                                               ---------------------------------
By: /s/ Daniel B. Zwirn                        Name:  Daniel B. Zwirn
    --------------------------------           Title: Managing Member
Name:  Daniel B. Zwirn
Title: Managing Member

/s/ Daniel B. Zwirn
------------------------------------
DANIEL B. ZWIRN

CUSIP No. 03071L101                   13G                    Page 16 of 17 Pages


                                    EXHIBIT I

                             JOINT FILING AGREEMENT

This will confirm the agreement by and among the undersigned that the Schedule 13G filed with the Securities and Exchange Commission on or about the date hereof with respect to the beneficial ownership by the undersigned of the common stock of AmeriVest Properties Inc. is being filed, and all amendments thereto will be filed, on behalf of each of the persons and entities named below in accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated: June 30, 2006

D.B. ZWIRN SPECIAL OPPORTUNITIES           D.B. ZWIRN SPECIAL OPPORTUNITIES
FUND, L.P.                                 FUND, LTD.
By: D.B. Zwirn & Co., L.P.                 By: D.B. Zwirn & Co., L.P.
By: DBZ GP, LLC,                           By: DBZ GP, LLC,
    its General Partner                        its General Partner
By: Zwirn Holdings, LLC,                   By: Zwirn Holdings, LLC,
    its Managing Member                        its Managing Member

By: /s/ Daniel B. Zwirn                    By: /s/ Daniel B. Zwirn
    ---------------------------------          ---------------------------------
Name:  Daniel B. Zwirn                     Name:  Daniel B. Zwirn
Title: Managing Member                     Title: Managing Member

HCM/Z SPECIAL OPPORTUNITIES LLC            D.B. ZWIRN SPECIAL OPPORTUNITIES FUND
By: D.B. Zwirn & Co., L.P.                  (TE), L.P.
By: DBZ GP, LLC,                           By: D.B. Zwirn & Co., L.P.
    its General Partner                    By: DBZ GP, LLC,
By: Zwirn Holdings, LLC,                       its General Partner
    its Managing Member                    By: Zwirn Holdings, LLC,
                                               its Managing Member
By: /s/ Daniel B. Zwirn
    ---------------------------------      By: /s/ Daniel B. Zwirn
Name:  Daniel B. Zwirn                         ---------------------------------
Title: Managing Member                     Name:  Daniel B. Zwirn
                                           Title: Managing Member

THE COAST FUND, L.P.                       D.B. ZWIRN & CO., L.P.
By: D.B. Zwirn & Co., L.P.                 By: DBZ GP, LLC,
By: DBZ GP, LLC,                               its General Partner
    its General Partner                    By: Zwirn Holdings, LLC,
By: Zwirn Holdings, LLC,                       its Managing Member
    its Managing Member
                                           By: /s/ Daniel B. Zwirn
By: /s/ Daniel B. Zwirn                        ---------------------------------
    --------------------------------       Name:  Daniel B. Zwirn
Name:  Daniel B. Zwirn                     Title: Managing Member
Title: Managing Member

DBZ GP, LLC                                ZWIRN HOLDINGS, LLC
By: Zwirn Holdings, LLC,
    its Managing Member                    By: /s/ Daniel B. Zwirn
                                               ---------------------------------
By: /s/ Daniel B. Zwirn                    Name:  Daniel B. Zwirn
    --------------------------------       Title: Managing Member
Name:  Daniel B. Zwirn
Title: Managing Member

CUSIP No. 03071L101                   13G                    Page 17 of 17 Pages


/s/ Daniel B. Zwirn
------------------------------------
DANIEL B. ZWIRN